Exhibit 10.6
ARCH COAL, INC.
FORM OF PERFORMANCE UNIT GRANT
(Not Transferable)
CONTRACT
     This Contract, by and between Arch Coal, Inc., a Delaware corporation (the “Company”), and                      (the “Participant”), is made and entered into as a separate inducement in connection with the Participant’s employment and not in lieu of any salary or other compensation for the Participant’s services, pursuant to which the Company has awarded up to                      Performance Units to the Participant, subject to the provisions of the Arch Coal, Inc. 1997 Stock Incentive Plan (the “Plan”), a copy of which has been provided to the Participant, and to the terms and conditions set forth below, which, together with the Performance Unit Grant Memorandum dated March 1, 2006 to the Participant and attached hereto (the “Memorandum”), constitute the entire understanding between the Company and the Participant with respect to this Contract.
     This Contract is executed as of                      (the “Performance Unit Grant Date”).

Arch Coal, Inc.

By:
Sheila B. Feldman
Vice President of Human Resources

and

By:
Name
“Participant”

TERMS AND CONDITIONS OF PERFORMANCE UNIT CONTRACT
1.	Definitions. Capitalized terms not otherwise defined herein shall have the same meanings set forth in the Plan, as may be amended from time to time.

2.	Performance Period. The Performance Period during which the performance criteria shall be measured will be the three-year period beginning and ending .

3.	Payout of Award. Each Performance Unit entitles the Participant to receive $1.00 in value at the end of a Performance Period if the Participant is an employee of the Company or one of its Subsidiaries as of such date and to the extent the performance parameters outlined in the Memorandum are met. The value of the performance units earned may be paid, at the election of the Board of Directors of the Company, in cash, shares of Stock, Restricted Stock, Restricted Stock Units, or a combination thereof.

4.	Non-transferable. The Participant agrees that the Performance Units awarded under this Contract may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

5.	Change of Control. The Performance Units will vest automatically and without any further action on the part of the Company or the Participant immediately following any Change of Control.

6.	Tax Withholding. The Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the Federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Award or any payment in settlement thereof. The Company shall have no obligation to deliver payment in settlement until the tax withholding obligations of the Company have been satisfied by the Participant.

7.	Restrictions on Grant of the Award and Payout of Award. The grant of the Award and any settlement thereof shall be subject to compliance with all applicable requirements of federal, state or foreign law. No shares of Stock, Restricted Stock, or Restricted Stock Units may be issued hereunder if the issuance of such shares would constitute a violation of any applicable Federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Performance Units shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

8.	Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Performance Units.

9.	Termination of Employment. The Participant agrees that, upon his or her termination from the Company and its Subsidiaries for any reason (including Retirement, death or Disability) prior to the end of Performance Period, the Participant shall forfeit any and all rights he or she may have under this Performance Unit Contract or the Plan on the effective date of termination.

10.	Stockholder Rights. The Participant shall have no rights of a common stockholder of the Company, including the right to vote such stock at any meeting of the common stockholders of the Company, as result of his ownership of the Performance Units.

11.	Personnel & Compensation Committee Actions. The Personnel & Compensation Committee (the “Committee”) of the Company’s Board of Directors, may, in its discretion, remove, modify, or accelerate the performance criteria with respect to the Performance Units under such circumstances as the Committee, in its discretion, shall determine, subject, however, to the terms of the Plan.

12.	Effect of Award on Employment. Nothing in this Contract shall be construed as an agreement for the continued employment of the Participant and the Company shall have the right to terminate the employment of the Participant at any time for any reason, with or without cause.

13.	Further Assurances. Each of the parties hereto agrees to execute and deliver all consents and other instruments and take all other actions deemed necessary or desirable by counsel for the Company to carry out each provision of this Contract and the Plan.

14.	Governing Law. The validity, interpretation, performance and enforcement of this Contract shall be governed by the laws of the State of Delaware, determined without regard to its conflict of law provisions.

15.	Plan Governs. This Contract has been executed pursuant to the Plan, and each and every provision of this Contract shall be subject to the provisions of such Plan and, except as otherwise provided herein, the terms therein shall govern this Contract. In the event of any conflict between the terms of this Contract and any other documents or materials provided to the Participant, the terms of this Contract will control.